Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.,

HERITAGE HOLDINGS, INC.,

DRIVE ACQUISITION CORPORATION,

SUSSER HOLDINGS CORPORATION,

and,

solely for purposes of Section 5.2(b)(iv)(E) and Article VIII,

ENERGY TRANSFER EQUITY, L.P.

Dated as of April 27, 2014

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 27, 2014, is by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and general partner of ETP (“Parent” and together with ETP, the “ETP Parties”), Heritage Holdings, Inc., a Delaware corporation and indirect wholly owned subsidiary of ETP (“HHI”), Drive Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of ETP (“Merger Sub”), Susser Holdings Corporation, a Delaware corporation (the “Company”), and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

WITNESSETH:

WHEREAS, following the Pre-Closing Transactions, each of ETP and HHI will directly own 50% of the outstanding capital stock of Merger Sub;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct and indirect wholly owned subsidiary of ETP;

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement, (c) resolved to recommend adoption of this Agreement by its stockholders, and (d) directed that this Agreement be submitted to a vote of its stockholders entitled to vote thereon;

WHEREAS, the Board of Directors of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Parent (“Parent GP”), has, on behalf of Parent GP, in its own capacity and, to the extent applicable, in its capacity as the general partner of Parent, in Parent’s own capacity and in Parent’s capacity as the general partner of ETP, (a) determined that it is in the best interests of Parent and the partners of Parent and ETP and the unitholders of ETP, and declared it advisable, for the ETP Parties to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Unit Issuance (as defined herein) and the execution of the Partnership Agreement Amendment (as defined herein);

WHEREAS, (a) the Board of Directors of Merger Sub has determined that it is in the best interests of Merger Sub and its stockholders, and declared it advisable, for Merger Sub to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (b) ETP, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, as a condition and inducement to the Company entering into this Agreement, subject to the terms and conditions set forth herein, Parent has agreed to execute and deliver the Partnership Agreement Amendment (as defined herein) immediately prior to the Effective Time;

WHEREAS, this Agreement is intended to constitute the agreement of merger required by Section 251 of the Delaware General Corporation Law (the “DGCL”) for the Merger;

WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, certain stockholders of the Company are executing a support agreement with ETP, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the exchange of shares of Company Common Stock for Common Units pursuant to the Merger qualify as an exchange to which Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”) applies; and

WHEREAS, the ETP Parties, HHI, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ETP Parties, HHI, Merger Sub, the Company and, solely for purposes of Section 5.2(b)(iv)(E) and Article VIII, ETE agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger and Additional Transactions. (a) Immediately prior to the Closing, (i) ETP will make a loan (the “HHI Loan”) to HHI, in an amount equal to the amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares (the “Total Cash Consideration”) plus amounts necessary, as agreed by ETP and HHI, to pay certain transaction expenses and refinance a portion of the outstanding indebtedness of the Company at Closing, (ii) HHI shall contribute to Merger Sub a portion of the cash received pursuant to the HHI Loan equal to the Total Cash Consideration in exchange for 50% of the issued and outstanding capital stock of Merger Sub, and (iii) ETP shall transfer to Merger Sub (or hold for delivery to the Exchange Agent on Merger Sub’s behalf at the Effective Time) the number of Common Units issuable pursuant to Section 2.1(a) and Section 5.6(c), in continuation of its ownership of 50% of the issued and outstanding capital stock of Merger Sub (the transactions in (i), (ii) and (iii), together, the “Pre-Closing Transactions”).

(b) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct and indirect wholly owned subsidiary of ETP.

(c) Following the Effective Time, ETP shall (i) contribute its 50% equity interest in the Surviving Corporation to ETP Holdco Corporation, a Delaware corporation, and (ii) cause the Surviving Corporation to transfer to ETP (in one or series of transactions) (x) the Susser MLP IDRs and (y) 100% of the limited liability company interests in Susser MLP GP (the transactions in (i) and (ii), together, the “Post-Closing Transactions” and, together with the Pre-Closing Transactions, the “Additional Transactions”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., local time, on the second business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and ETP may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

(b) At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, this Agreement and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. (a) Subject in each case to Section 2.1(d), Section 2.1(e) and Section 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) Mixed Election Shares. Each share of Company Common Stock with respect to which an election to receive a combination of common units representing limited partner interests in ETP (“Common Units”) and cash (such election, a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.2 (each such share, a “Mixed Consideration Election Share”) and each No Election Share (as defined in Section 2.2(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Election Consideration”) of (A) $40.125 in cash without interest (the “Standard Cash Consideration”) and (B) 0.7253 of a validly issued, fully paid and nonassessable Common Unit (the “Standard Common Unit Consideration “).

(ii) Cash Election Shares. Each share of Company Common Stock with respect to which an election to receive cash (such election, a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 (each such share, a “Cash Election Share”) shall be converted into the right to receive $80.25 in cash without interest (the “Cash Election Consideration”); provided, however, that if the Cash Election Amount (as defined below) exceeds the Available Cash Election Amount (as defined below), then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election

Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

“Cash Election Amount” means the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Available Cash Election Amount” means the difference between (1) the product of the Standard Cash Consideration multiplied by the total number of shares of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, minus (2) the product of (A) the sum of the number of Mixed Consideration Election Shares and the number of No Election Shares, multiplied by and (B) the Standard Cash Consideration.

(iii) Common Unit Election Shares. Each share of Company Common Stock with respect to which an election to receive Common Units (such election, a “Common Unit Election”) is properly made and not revoked pursuant to Section 2.2 (each such share, a “Common Unit Election Share”) shall be converted into the right to receive 1.4506 validly issued, fully paid and nonassessable Common Units (such number of Common Units, the “Common Unit Election Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then, instead of being converted into the right to receive the Common Unit Election Consideration, each Common Unit Election Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Common Unit Election Shares, and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(b) Cancelled Shares and Subsidiary Shares.

(i) Each Share that is held directly by the Company in treasury and each Share that is held directly by ETP or Merger Sub immediately prior to the Effective Time (such Shares, the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(ii) Each Share that is held by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of ETP (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub immediately prior to the Effective Time (such Shares, the “Subsidiary Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into such number of shares of common stock, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.1(b)(ii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Units. No fractional Common Units shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Common Units equal to the excess of (i) the aggregate number of Common Units to be delivered to the Exchange Agent by ETP pursuant to Section 2.3(a) over (ii) the aggregate number of whole Common Units to be issued to the holders of Shares pursuant to Section 2.3(b) (such excess, the “Excess Shares”). No certificates or scrip representing fractional Common Units shall be issued in the Merger. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ETP that would otherwise be caused by the issuance of fractional Common Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of Shares, without interest, subject to and in accordance with Section 2.2.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares of the Company or outstanding units of ETP shall occur as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be equitably adjusted to provide to ETP, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be references to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(f) Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.1(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.1(a)(i) or 2.1(a)(ii). The Company shall give ETP and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld, delayed or conditioned, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.2 Election Procedures. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as ETP shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as ETP and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Mixed Election; (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election; and (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Common Unit Election. Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as ETP and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares and Subsidiary Shares or any shares of Company Common Stock that constitute Dissenting Shares at such time) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares.

(c) ETP shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. After a Mixed Election, Cash Election or a Common Unit Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of ETP, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Mailing Date, ETP shall appoint an exchange agent mutually acceptable to ETP and the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration. Prior to the Effective Time, (i) ETP shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares, the Subsidiary Shares, and any Dissenting Shares), certificates representing the Common Units issuable pursuant to Section 2.1(a) and Section 5.6(a) (or appropriate alternative arrangements shall be made by ETP if uncertificated Common Units will be issued) and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares). Following the Effective Time,

ETP agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.3(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, ETP shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates or book-entry notations representing Shares (in each case, “Certificates”) in exchange for, as applicable, cash Merger Consideration, certificates representing whole Common Units (or book-entry notations, if uncertificated Common Units will be issued), cash in lieu of any fractional Common Units pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c) to which such holder is entitled, and the Shares represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.3(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.3(c).

(c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.1(d), until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, (A) the number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1, (B) payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, (C) that amount of cash in lieu of fractional Common Units to which such holder is entitled pursuant to Section 2.1(d), and (D) the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Common Units.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All Merger Consideration issued upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.3(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to ETP upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to ETP for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.1(d) and any distributions pursuant to Section 2.3(c).

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ETP, the posting by such person of a bond, in such reasonable amount as ETP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Share represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, the ETP Parties, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Withholding. Each of the ETP Parties, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the ETP Parties, Merger Sub and the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to ETP immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to ETP as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of ETP or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the share price or trading volume of the Shares or in the Company’s credit rating (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(F) of this clause (ii), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(c) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and by-laws (collectively, the “Company Organizational Documents”), Susser MLP’s Certificate of Limited Partnership (the “Susser MLP Certificate of Limited Partnership”) and Amended and Restated Agreement of Limited Partnership (the “Susser MLP Partnership Agreement”) and Susser MLP GP’s certificate of formation and Amended and Restated Limited Liability Company Agreement, in each case, as amended through the date hereof, and promptly upon request, the Company will make available to ETP the articles of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.

Section 3.2 Capital Stock (a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of April 25, 2014, (i) 21,658,981 shares of Company Common Stock were issued and 21,643,726 shares were outstanding, (ii) 15,255 shares of Company Common Stock were held in treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance pursuant to the Company ESPP, the Company 2013 EIP and with respect to Company Equity Awards described in the second sentence of Section 3.2(b), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized equity interests of Susser Petroleum Partners L.P., a Delaware limited partnership (“Susser MLP”), consist of common units representing limited partner interests in Susser MLP (“Susser MLP Common Units”), subordinated units representing limited partner interests in Susser MLP (“Susser MLP Subordinated Units”), the Incentive Distribution Rights (as defined in the Susser MLP Partnership Agreement, “Susser MLP IDRs”) and a non-economic general partner interest in

Susser MLP (“Susser MLP General Partner Interest”). As of April 25, 2014, the issued and outstanding limited partner interests and general partner interests of Susser MLP consisted of (i) 11,020,764 Susser MLP Common Units, (ii) 10,939,436 Susser MLP Subordinated Units, (iii) the Susser MLP IDRs and (iv) the Susser MLP General Partner Interest. As of April 25, 2014, 1,076,044 Susser MLP Common Units were reserved for issuance under the employee and director equity plans of Susser MLP and Susser MLP GP (the “Susser MLP Equity Plans”), of which amount 35,213 Susser MLP Common Units were subject to outstanding awards under the Susser MLP Equity Plans. All outstanding equity securities of Susser MLP are duly authorized, validly issued, fully paid (to the extent required by the Susser MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Susser MLP Partnership Agreement).

(b) There were (x) 343,365 Shares subject to outstanding Company Options with a weighted average exercise price of $19.73 as of April 25, 2014, (y) 136,143 Restricted Shares as of April 25, 2014 (which, for the avoidance of doubt, are included in the shares issued and outstanding for purposes of Section 3.2(a)), and (z) 603,441 Shares underlying Company RSU Awards as of April 25, 2014 (or 432,055 Shares underlying Company RSU Awards assuming the satisfaction of any applicable performance criteria at 100% of target level). Except as set forth in Section 3.2(a) and this Section 3.2(b) (and other than the Susser MLP Common Units issuable under the Susser MLP Equity Plans and Shares issuable pursuant to the terms of outstanding Company Equity Awards and the Company ESPP), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company (other than Susser MLP and its Subsidiaries), free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”)). Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) The Company directly owns (i) 100% of the limited liability company interests in Susser MLP GP and (ii) all of the Susser MLP IDRs, in each case, free and clear of any Liens other than Company Permitted Liens. Stripes LLC, a Texas limited liability company and indirect wholly owned subsidiary of the Company, directly owns (i) 79,308 Susser MLP Common Units which, as of April 25, 2014, represented 0.36% of the outstanding limited partner interest in Susser MLP and (ii) 5,469,718 Susser MLP Subordinated Units which, as of April 25, 2014, represented 24.91% of the outstanding limited partner interest in Susser MLP, in each case, free and clear of any Liens other than Company Permitted Liens. Stripes 1009 LLC, a Texas limited liability company and indirect wholly owned subsidiary of the Company, directly owns 5,469,718 Susser MLP Subordinated Units which, as of April 25, 2014, represented 24.91% of the outstanding limited partner interest in Susser MLP, in each case, free and clear of any Liens other than Company Permitted Liens. Susser MLP GP directly owns the Susser MLP General Partner Interest.

(g) Susser MLP or a Subsidiary of Susser MLP owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Susser MLP, free and clear of any Liens, other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in Susser MLP’s Subsidiaries, neither Susser MLP nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) (i) Since September 25, 2012, all cash distributed by Susser MLP to its Partners (as defined in the Susser MLP Partnership Agreement) consisted of distributions of Available Cash from Operating Surplus (as defined in the Susser MLP Partnership Agreement) and (ii) the Adjusted Operating Surplus (as defined in the Susser MLP Partnership Agreement) for (x) the four Quarter (as defined in the Susser MLP Partnership Agreement) period ended on

September 30, 2013 and (y) the subsequently completed Quarters, taken together, in each case, equaled or exceeded the sum of the Minimum Quarterly Distribution (as defined in the Susser MLP Partnership Agreement) on all of the Susser MLP Common Unit, Susser MLP Subordinated Units and any other Units (as defined in the Susser MLP Partnership Agreement) that are senior or equal in right of distribution to the Susser MLP Subordinated Units, in each case that were outstanding during such periods on a Fully Diluted Weighted Average Basis (as defined in the Susser MLP Partnership Agreement).

(i) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Company Organizational Documents, the Susser MLP Certificate of Limited Partnership, the Susser MLP Partnership Agreement or the organizational documents of any Company Subsidiary or Subsidiary of Susser MLP, (vii) created pursuant to the agreements set forth on Section 3.2(i) of the Company Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to ETP or its affiliates, or (xii) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

(j) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation. (a) The Company has the requisite corporate power and authority to enter into this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.18), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The

Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Documents constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of ETP and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements. (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2012 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and of Susser MLP included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated financial position of Susser MLP and its consolidated Subsidiaries, respectively, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. (a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to ETP prior to the date hereof.

(b) Susser MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Susser MLP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Susser MLP in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Susser Petroleum Partners GP LLC (“Susser MLP GP”) as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Susser MLP GP’s management has completed an assessment of the effectiveness of Susser MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Susser MLP GP has disclosed to Susser MLP’s auditors and the audit committee of the Board of Directors of Susser MLP GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Susser MLP’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Susser MLP or Susser MLP GP’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to ETP prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s or Susser MLP’s consolidated balance sheets as of December 29, 2013 (the “Company Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits. (a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively,

“Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2011 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company, (iv) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (v) there have been no ruptures or explosions in the Company’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved, and (vi) there are no defects, corrosion or other damage to any of the Company’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(ii) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or ETP or any of their Subsidiaries, as applicable, and used for the conduct of the business of the Company or ETP or any of their Subsidiaries as presently conducted.

(iii) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

Section 3.9 Employee Benefit Plans. (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. Copies of the material Company Benefit Plans and any material amendments thereto have been made available to ETP together with, with respect to each material Company Benefit Plan, any applicable trust documents, the most recent summary plan description (and summaries of material modifications, if applicable), the most recent actuarial valuations, if applicable, and the most recent annual report, if applicable. Except as specifically provided in the foregoing documents made available to ETP, neither the Company nor any of its Subsidiaries has adopted, terminated or materially modified any material Company Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. For purposes of this Agreement, (i) “Company Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise), and (ii) “ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to ETP a copy of the most recent such letter for each such Company Benefit Plan.

(c) Neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) (i) Neither the Company, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) neither the Company, its Subsidiaries nor any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(e) Except as set forth in Section 5.6 and Section 5.7 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan.

(f) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g) All grants of Company Equity Awards and other awards under the Company 2013 EIP were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the applicable employee or director equity plan of the Company.

(h) Each Company Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with Section 409A of the Code. Each Company Option was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. No director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i) No Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.

(j) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) and (ii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before the Internal Revenue Service, the Department of Labor, or other Governmental Entity.

Section 3.10 Absence of Certain Changes or Events. (a) From the Company Balance Sheet Date through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Company Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by ETP in connection with the issuance of Common Units in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Stockholders’ Meeting (the “Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting but excluding any portion thereof based on information supplied by ETP or Merger Sub for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on such Tax Returns), (iii) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority against the Company or any of its Subsidiaries, except, in each case, with respect to matters contested in good faith or for which adequate reserves, in accordance with GAAP, are reflected in the Company SEC Documents. The Company and its Subsidiaries have adequate reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent quarterly or annual report included in the Company SEC Documents. Since the date of the most recent quarterly or annual report included in the Company SEC Documents, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax.

There are no currently effective waivers of any statute of limitations in respect of Taxes or extensions of time with respect to a Tax assessment or deficiency of the Company or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, in accordance with GAAP, in the Company SEC Documents. No claim has been made in writing in the past three years by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written contract or agreement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement solely between or among the Company and/or its Subsidiaries and excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Except for Susser Petroleum Property Company LLC, each Subsidiary of Susser MLP is properly disregarded as an entity separate from Susser MLP for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(g) Susser MLP has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation.

(h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14 Employment and Labor Matters. (a) Except, with respect to clauses (ii) – (v), for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of ETP or as a result of any of the transactions contemplated hereby).

Section 3.15 Intellectual Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the knowledge of the Company, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(c) As used in this Agreement “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.16 Real Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases and Rights-of-Way (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the

Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all pipelines operated by the Company and its Subsidiaries are subject to all Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.17 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Company, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof and the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to ETP solely for informational purposes.

Section 3.19 Material Contracts. (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $10 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(v) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $20 million; and

(vii) any material lease or sublease with respect to a Company Leased Real Property.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “Company Material Contracts” As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20 Finders or Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21 State Takeover Statutes. (a) Assuming ETP is not an “interested stockholder” under Section 203 of the DGCL, the Company Stockholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger, (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.22 No Additional Representations. (a) The Company acknowledges that neither the ETP Parties nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither the ETP Parties nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of ETP and its Subsidiaries or (b) the future business and operations of ETP and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of ETP and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by ETP and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of ETP and ETP’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by ETP, its

Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by ETP or Merger Sub to the Company, (i) the ETP Parties do not make, or have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the ETP Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE ETP PARTIES AND MERGER SUB

Except as disclosed in the ETP SEC Documents (excluding any disclosures set forth in any such ETP SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by ETP to the Company immediately prior to the execution of this Agreement (the “ETP Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), ETP, Parent, HHI, and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. (a) Each of Parent, ETP and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, an ETP Material Adverse Effect. Each of the ETP Parties and their Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) As used in this Agreement, a “ETP Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of ETP and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, so long as such event, change, effect, development or occurrence does not disproportionately affect ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which ETP or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for ETP’s raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of ETP or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the request of the Company, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (H) any failure by ETP to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an ETP Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the share price or trading volume of the Common Units or in ETP’s credit rating (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, an ETP Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(F) of this clause (ii), to the extent disproportionately affecting ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate.

(c) ETP has made available to the Company prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of ETP (the “ETP Certificate of Limited Partnership”), and (ii) the Second Amended and Restated Agreement of Limited Partnership of ETP (as amended by Amendments No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6 thereto, the “ETP Partnership Agreement” and together with the ETP Certificate of Limited Partnership, the “ETP Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request, ETP will make available to the Company the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of ETP.

Section 4.2 Equity Interests. (a) The authorized equity interests of ETP consist of Common Units, Class E Units representing limited partner interests in ETP (“Class E Units”), Class G Units representing limited partner interests in ETP (“Class G Units”), Class H Units representing limited partner interests in ETP (“Class H Units”), the Incentive Distribution Rights (as defined in the ETP Partnership Agreement, “ETP IDRs”) and a general partner interest in ETP (“General Partner Interest”). As of April 25, 2014, the issued and outstanding limited partner interests and general partner interests of ETP consisted of (i) 8,853,832 Class E Units, (ii) 90,706,000 Class G Units, (iii) 50,106,000 Class H Units, (iv) 318,500,491 Common Units, (v) the ETP IDRs, and (vi) an approximate 1.0 % General Partner Interest. As of April 25, 2014, 6,800,000 Common Units were issuable pursuant to employee and director equity plans of ETP (the “ETP Equity Plans”), of which amount 3,143,023 Common Units were subject to outstanding awards under the ETP Equity Plans. All outstanding equity securities of ETP are duly authorized, validly issued, fully paid (to the extent required by the ETP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).

(b) Except as set forth in Section 4.2(b) of the ETP Disclosure Schedule (and other than Common Units issuable pursuant to the terms of outstanding awards under the ETP Equity Plans) or in the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., a Delaware limited partnership (“Sunoco MLP”) dated as of January 26, 2010 (the “Sunoco MLP Partnership Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which ETP or any of its Subsidiaries is a party (i) obligating ETP or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units, Class E Units, Class G Units, Class H Units or other equity interests of ETP or any Subsidiary of ETP or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units, Class E Units, Class G Units, Class H Units or other equity interests of ETP, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by ETP or its Subsidiaries.

(c) Neither ETP nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of ETP on any matter.

(d) There are no voting trusts or other agreements or understandings to which ETP or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of ETP or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by ETP and/or HHI. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than ETP may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the ETP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).

(g) ETP or a Subsidiary of ETP owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of ETP (other than Sunoco MLP and its subsidiaries), free and clear of any Liens other than ETP Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in ETP’s Subsidiaries, neither ETP nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) As used in this Agreement, “ETP Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by ETP or its Subsidiaries that affect the underlying fee interest of an ETP Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of ETP included in the ETP SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the ETP Organizational Documents or the organizational documents of any ETP Subsidiary, (vii) created pursuant to the agreements set forth on Section 4.2(h) of the ETP Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which ETP or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to the Company or its affiliates, or (xii) that does not and would not reasonably be expected to materially impair the continued use of an ETP Owned Real Property or an ETP Leased Real Property as currently operated.

Section 4.3 Partnership / Corporate Authority Relative to this Agreement; No Violation. (a) Each of the ETP Parties, HHI and Merger Sub has the requisite partnership or corporate power and authority to enter into this Agreement and each other document to be entered into by the ETP Parties and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “ETP Transaction Documents”). (i) The execution and delivery of this Agreement and the other ETP Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent, Parent GP, ETP, HHI, the Board of Directors of Parent GP, the Board of Directors of Merger Sub, the Board of Directors of HHI and ETP, as the sole stockholder of Merger Sub; (ii) the execution and delivery of this Agreement and the Partnership Agreement Amendment and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of LE GP, LLC on behalf of LE GP, LLC, in its capacity as the general partner of ETE, in ETE’s capacity as the sole member of Parent GP, in its capacity as the general partner of Parent; and (iii) no other entity or equity-holder proceedings on the part of ETE, the ETP Parties, HHI, Merger Sub or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. Parent has approved the execution and delivery of this Agreement and the ETP Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the issuance of Common Units (the “Unit Issuance”) in connection with the Merger and the Partnership Agreement Amendment. No vote of holders of securities of ETP, ETE or any ETP Party is required to approve the Merger, the Unit Issuance or the execution of the Partnership Agreement Amendment, and no vote of the holders of any class of ETP equity holders is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger, the Unit Issuance and the execution of the Partnership Agreement Amendment, in each case, other than the approval of and action by Parent, and such approval of and action by Parent has been obtained. Each of the ETP Transaction Documents has been duly and validly executed and delivered by the ETP Parties, HHI and Merger Sub, as applicable, and, assuming each such ETP Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the ETP Transaction Documents constitutes the legal, valid and binding agreement of each of the ETP Parties, HHI and Merger Sub and is enforceable against the ETP Parties, HHI and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States and (vii) the approvals set forth in Section 4.3(b) of the ETP Disclosure Schedule (collectively, the “ETP Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the ETP Parties, HHI or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, an ETP Material Adverse Effect.

(c) The execution and delivery by the ETP Parties, HHI and Merger Sub of this Agreement do not, and (assuming the ETP Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of ETP or any of its Subsidiaries to own or use any assets required for the conduct their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon ETP or any of its Subsidiaries or result in the creation of any Liens other than ETP Permitted Liens, in each case, upon any of the properties or assets of ETP or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of ETP or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.4 Reports and Financial Statements. (a) ETP and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2012 (all such documents and reports filed or furnished by ETP or any of its Subsidiaries, the “ETP SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the ETP SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the ETP SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the ETP SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of ETP included in the ETP SEC Documents fairly present in all material respects the consolidated financial position of ETP and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. ETP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. ETP’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ETP in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. ETP’s management has completed an assessment of the effectiveness of ETP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to ETP’s auditors and the audit committee of the Board of Directors of Parent GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect ETP’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETP’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in ETP’s consolidated balance sheets as of December 31, 2013 (the “ETP Balance Sheet Date”) (including the notes thereto) included in the ETP SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the ETP Balance Sheet Date in the ordinary course of business and (d) for liabilities and obligations that have been discharged or paid in full, neither ETP nor any Subsidiary of ETP has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of ETP and its consolidated Subsidiaries (including the notes thereto), other than those which would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.7 Compliance with Law; Permits. (a) ETP and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETP Material Adverse Effect. Since January 1, 2012, neither ETP nor any of its Subsidiaries has received any written notice or, to ETP’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) ETP and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any ETP Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental

Entities necessary for ETP and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “ETP Permits”), except where the failure to have any of the ETP Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, an ETP Material Adverse Effect. All ETP Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination, or revocation thereof would not have, individually or in the aggregate, an ETP Material Adverse Effect. ETP is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such ETP Permits, except where the failure to be in compliance would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or to the knowledge of ETP, threatened against ETP or any of its Subsidiaries or any person or entity whose liability ETP or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of ETP, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) ETP and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2011 have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by ETP or any Subsidiary of ETP or, to the knowledge of ETP, formerly owned, leased or operated by ETP or any Subsidiary of ETP, (iv) ETP is not party to any order, judgment or decree that imposes any obligation under any Environmental Law, (v) there have been no ruptures or explosions in ETP’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vi) there are no defects, corrosion or other damage to any of ETP’s Systems that would reasonably be expected to result in a pipeline integrity failure.

Section 4.9 Employee Benefit Plans. (a) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by ETP, any of its Subsidiaries, or any of their ERISA Affiliates, or under which ETP, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise) (the “ETP Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any ETP Benefit Plan have been timely made or, if not yet due, have been properly reflected in the ETP’s financial statements in accordance with GAAP. Any ETP Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service.

(b) (i) Neither ETP, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Benefit Plan that is subject to Title IV or

Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the ETP Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) neither ETP, its Subsidiaries nor any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(c) All grants of ETP equity awards were validly made and properly approved by the Board of Directors of Parent GP (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the applicable ETP Equity Plan.

Section 4.10 Absence of Certain Changes or Events. (a) From the ETP Balance Sheet Date through the date of this Agreement, the businesses of ETP and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the ETP Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, an ETP Material Adverse Effect.

(c) From the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, an ETP Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of ETP, threatened) by any Governmental Entity with respect to ETP or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of ETP, threatened) against or affecting ETP or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against ETP or any of its Subsidiaries.

Section 4.12 Information Supplied. None of the information provided in writing by ETP or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by ETP or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by ETP with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of ETP.

Section 4.13 Tax Matters. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect:

(a) ETP and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to ETP or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes due and payable (whether or not shown on such Tax Returns), (iii) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unit holder or other third party, and (iv) have not received written notice of any deficiencies for any Tax from any taxing authority against ETP or any of its Subsidiaries, except, in each case, with respect to matters contested in good faith or for which adequate reserves, in accordance with GAAP, are reflected in the ETP SEC Documents. ETP and its Subsidiaries have adequate reserves, in accordance with GAAP, on the financial statements included in the ETP SEC Documents for Taxes payable by ETP and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent quarterly or annual report included in the ETP SEC Documents. Since the date of the most recent quarterly or annual report included in the ETP SEC Documents, neither ETP nor any of its Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Neither ETP nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. There are no currently effective waivers of any statute of limitations in respect of Taxes or extensions of time with respect to a Tax assessment or deficiency of ETP or any of its Subsidiaries. There are no Liens for Taxes on any of the assets of ETP or any of its Subsidiaries, other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, in accordance with GAAP, in the ETP SEC Documents. No claim has been made in writing in the past three years by a taxing authority of a jurisdiction where ETP or one of its Subsidiaries has not filed Tax Returns claiming that ETP or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither ETP nor any of its Subsidiaries is obligated by any written contract or agreement to indemnify any other person (other than ETP and its Subsidiaries) with respect to Taxes (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither ETP nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement solely between or among ETP and/or its Subsidiaries and excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither ETP nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than ETP and its Subsidiaries.

(d) Neither ETP nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither ETP nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) ETP has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation. ETP is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated.

Section 4.14 Insurance. ETP and its Subsidiaries maintain insurance in such amounts and against such risks substantially as ETP believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, neither ETP nor any of its Subsidiaries has received notice of any pending or, to the knowledge of ETP, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.15 Opinion of Financial Advisor. The Board of Directors of Parent GP has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to ETP.

Section 4.16 Material Contracts. (a) Except for this Agreement, the ETP Benefit Plans and agreements filed as exhibits to ETP SEC Documents, as of the date of this Agreement, neither ETP nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the ETP or any of its Subsidiaries in an amount in excess of $100 million;

(iii) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; and

(iv) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by ETP or any of its Subsidiaries in excess of $100 million.

All contracts of the types referred to in clauses (i) through (iv) above are referred to herein as “ETP Material Contracts.”

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) neither ETP nor any Subsidiary of ETP is in breach of or default under the terms of any ETP Material Contract, (ii) to the knowledge of ETP, no other party to any ETP Material Contract is in breach of or default under the terms of any ETP Material Contract and (iii) each ETP Material Contract is a valid and binding obligation of ETP or the Subsidiary of ETP which is party thereto and, to the knowledge of ETP, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.17 Finders or Brokers. Except for Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, neither the ETP Parties nor any of ETP’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18 Lack of Ownership of Company Common Stock. Neither ETP nor any of its Subsidiaries nor any “affiliate” or “associate” of ETP or any of its Subsidiaries (as such terms are defined in Section 203 of the DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither ETP nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which ETP or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.19 Financing. Assuming the satisfaction of the closing conditions set forth in Section 6.3 and the accuracy of the representations and warranties set forth in Section 3.2, then, as of the Closing, ETP and Merger Sub will have, immediately available to them cash and funds to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all of ETP’s and Merger Sub’s payment obligations under this Agreement, including the payment of the full Merger Consideration and the consideration in respect of the Company Stock Awards and other equity-based awards under Section 5.6 and to fund any required refinancings or repayments of any existing indebtedness of ETP, the Company or any of its Subsidiaries that may be required as a result of the Merger and to pay all related fees and expenses of ETP and its Subsidiaries.

Section 4.20 No Additional Representations. (a) The ETP Parties, HHI and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to the ETP Parties, HHI or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the ETP Parties, HHI or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and none of the ETP Parties, HHI or Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) The ETP Parties, HHI and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that ETP, HHI and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to the ETP Parties, HHI and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of the ETP Parties, HHI and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and the ETP Parties, HHI and Merger Sub acknowledge and agree that they have not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by ETP to the Company, whether or not such representations, warranties or statements were made in writing or orally. The ETP Parties, HHI and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to the ETP Parties, HHI or Merger Sub, (i) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and the ETP Parties, HHI and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the ETP Parties, HHI or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the ETP Parties, HHI or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company. (a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be agreed in writing by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with ETP, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or by-laws or similar applicable charter documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement; provided, however, that Susser MLP shall not pay any distributions other than regular quarterly distributions with customary record and payment dates on the Susser MLP Common Units, and such distributions shall not exceed an amount for any quarter in excess of 103.5% of the amount distributed for the immediately preceding quarter and shall be paid only from Available Cash from Operating Surplus (as defined in the Susser MLP Partnership Agreement), as such distributions may be adjusted as described in Section 5.1(b) of the Company Disclosure Schedule, and (3) regular quarterly cash distributions with customary record and payment dates on the Susser MLP IDRs as required by the Susser MLP Partnership Agreement;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company’s fiscal 2014 budget and capital expenditure plan, previously provided to ETP (the “Company 2014 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2014 fiscal year), (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (3) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not to exceed $25 million in the aggregate; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (4) leases or dispositions of any properties or assets by the Company or any of its wholly owned Subsidiaries to Susser MLP or any of its wholly owned Subsidiaries, (5) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10 million in the aggregate, (6) sales, leases, transfers or other dispositions of non-operating properties and (7) sales of store locations to dealers, and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for (1) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company 2014 Budget (whether or not such capital expenditure is made during the 2014 fiscal year), (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, (3) expenditures in connection with any action permitted by clause (E) above and (4) any expenditures by

Susser MLP (x) in the ordinary course of business or (y) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Susser MLP’s fiscal 2014 budget and capital expenditure plan, previously provided to ETP;

(H) except as required by any Company Benefit Plan as in effect on the date of this Agreement (or as modified in compliance with this Agreement), shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or key employee of the Company, except (x) for agreements entered into with any newly hired employees who are not officers or (y) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (3) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees of the Company (or any of its Subsidiaries) or any of their beneficiaries, except as permitted pursuant to clause (2) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), (4) establish, adopt, enter into or amend any employee benefit plan, policy, program or arrangement that would result in additional payments, funding or vesting in connection with the transactions contemplated by this Agreement, except as permitted pursuant to clause (2) above, (5) enter into, terminate or amend any material collective bargaining agreements, (6) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers, or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);

(I) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(J) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common

Stock pursuant to the terms of the Company ESPP as in effect on the date hereof or issuances of shares of Company Common Stock or common units in Susser MLP in respect of the exercise or settlement of any Company Equity Awards, awards permitted under the Company 2013 EIP pursuant to this Section 5.1(b), or phantom units in Susser MLP outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(K) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred under the Susser Credit Agreement or the Susser MLP Credit Agreement in the ordinary course of business and in a manner consistent with past practice, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $10 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, ETP and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(M) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(N) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Company Balance Sheet Date included in the Company SEC Documents or (2) that do not exceed $10 million in the aggregate, except for waivers, releases, assignments, settlements or compromises (A) in the ordinary course of business or (B) for amounts that are fully covered by the Company’s or its Subsidiaries’ insurance policies;

(O) shall not make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability (except as otherwise reserved for in the Company’s consolidated balance sheet as of December 29, 2013), amend any material Tax Return, or surrender a claim for a material refund of Taxes, except, in each case, if such actions would not increase the Tax liability of the Company and its Subsidiaries by a material amount;

(P) take any action or fail to take any action that would reasonably be expected to cause Susser MLP to be treated, for U.S. federal income tax purposes, as a corporation;

(Q) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof and (3) prepayments of borrowings under the Susser Credit Agreement or the Susser MLP Revolving Credit Agreement, provided that any such prepayments shall not cause the aggregate outstanding consolidated indebtedness of Susser MLP and its Subsidiaries that is recourse to the Company pursuant to Section 752 of the Code and the Treasury Regulations thereunder to be less than $180.7 million.

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

(c) Notwithstanding anything to the contrary, with respect to Susser MLP and its Subsidiaries, the Company’s obligations under this Section 5.1 to take an action or not to take an action shall only apply to the extent such obligation is permitted by the organizational documents of Susser MLP and its Subsidiaries and to the extent permitted by the Company’s or its Subsidiaries’ duties (fiduciary or otherwise) to Susser MLP or any of its equity holders.

Section 5.2 Conduct of Business by the ETP Parties. (a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ETP or any of its Subsidiaries, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the ETP Disclosure Schedule, each of the ETP Parties covenants and agrees with the Company that the business of ETP and its Subsidiaries shall be conducted, and that such entities shall not take any action except in the ordinary course of business, and shall use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and ETP Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the ETP Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Each of the ETP Parties agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ETP or any of its Subsidiaries, (ii) as may be consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the ETP Disclosure Schedule, ETP, Parent and, solely for purposes of subclause (E), ETE:

(A) shall not adopt any material amendments to the ETP Organizational Documents other than in connection with an ETP Acquisition Transaction;

(B) shall not, and shall not permit any of their Subsidiaries (other than Sunoco MLP and its Subsidiaries) to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of ETP which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by ETP or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of ETP or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to ETP or any Subsidiary of ETP in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, (3) regular quarterly cash distributions with customary record and payment dates on the Common Units not in excess of $0.95 per Common Unit per quarter and regular quarterly cash distributions with customary record and payment dates on the common units representing limited partner interests in Sunoco MLP not in excess of $0.70 per unit per quarter, as each such distributions may be adjusted as described in Section 5.2(b) of the ETP Disclosure Schedule, and (4) regular quarterly cash distributions with customary record and payment dates on the Class E Units, Class G Units, and Class H Units and IDRs as required by the ETP Partnership Agreement in connection with the payment of any distribution on the Common Units permitted by this Section 5.2(b)(iv)(C);

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among ETP and its Subsidiaries or among ETP’s Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest or other ownership interest in ETP or any securities convertible into or exchangeable for any such equity interest or other ownership interest, or any rights, warrants or options to acquire any such equity interest, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing ETP Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of Common Units in respect of any exercise of ETP Equity Awards and settlement of any ETP Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (2) the sale of Common Units pursuant to the exercise of options to purchase ETP Common Units if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (3) the grant of equity compensation awards under the ETP Equity Plans, (4) for transactions among ETP and its Subsidiaries or among the ETP’s Subsidiaries, (5) in connection with a transaction involving the acquisition of assets or equity interests as to which the Parent GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the unitholders of ETP (a “ETP Acquisition Transaction”), and (6) issuances of Common Units in “at the market” transactions under ETP’s Equity Distribution Agreement dated January 22, 2013 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any similar agreement replacing or supplementing such agreement.

(G) take any action or fail to take any action that would reasonably be expected to cause ETP to be treated, for U.S. federal income tax purposes, (1) as a corporation or (2) as a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated; and

(H) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (H) of this Section 5.2(b).

Section 5.3 Mutual Access. (a) For purposes of furthering the transactions contemplated hereby, each of the Company and ETP shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as ETP may reasonably request, and ETP and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor ETP shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither the Company nor ETP, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of February 7, 2014, between the Company and ETP (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation by the Company.

(a) Except as permitted by this Section 5.4, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective directors, officers, employees and use reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, induce or facilitate any inquiries regarding or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than any ETP Party, HHI, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with a person (other than any ETP Party, HHI, Merger Sub or their respective directors, officers, employees, affiliates or Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (vi) unless the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, (x) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (y) take any action to make the provisions of Section 203 of the DGCL inapplicable to any Acquisition Proposal or Acquisition Transaction or (vii) resolve or agree to do any of the foregoing. Notwithstanding the first sentence of this Section 5.4(a), prior to obtaining the Company Stockholder Approval, the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, may (x) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, books or records of the Company and any of its Subsidiaries to, any person and (y) engage and participate in discussions and negotiations with any person, in each case in response to an unsolicited, written and bona fide Acquisition Proposal if the Board of Directors of the Company, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer if (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a breach of this Section 5.4, (2) the Company provides to ETP the notice required by Section 5.4(b) with respect to such Acquisition Proposal, and (3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreement, and to the extent non-public information that has not been made available to ETP is made available to the maker of the Acquisition Proposal, provide or make available such non-public information to ETP substantially concurrent with the time that it is provided to such other person. Nothing in this Section 5.4 shall prohibit the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in Section 5.4, or (2) disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) the Company shall in good faith determine, after consultation with its outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to constitute a breach of its fiduciary duties under applicable Law, and (y) the Company complies with the obligations set forth in the proviso in Section 5.4(h). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(b) The Company shall reasonably promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any inquiry or request for discussions or negotiations regarding an Acquisition Transaction or non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise ETP (orally and in writing) of such Acquisition Proposal, inquiry or request (including providing the identity of the person making or submitting such Acquisition Proposal, inquiry or request, and, (x) if it is in writing, a copy of such Acquisition

Proposal, inquiry or request and any related draft agreements and (y) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep ETP informed in all material respects on a reasonably prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change).

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees and shall use its reasonable best efforts to cause its Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than ETE, Parent, ETP, HHI, Merger Sub or any of their respective officers, directors, employees or Representatives) that relate to any Acquisition Proposal.

(d) Except as otherwise provided in Section 5.4(e) and Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) fail to make, withhold, withdraw, amend, change, qualify or modify, or publicly propose to withhold, withdraw, amend, change, qualify or modify, the Company Recommendation in a manner adverse to ETP, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of any such offer, (iii) fail to, within five business days of receipt of a written request of ETP following the receipt by the Company of any Acquisition Proposal, publicly reconfirm the Company Recommendation, (iv) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, or (v) make any public statement that is materially inconsistent with the Company Recommendation (any action described in this Section 5.4(d), a “Change of Recommendation”). No Change of Recommendation, whether or not in accordance with Section 5.4(e) or Section 5.4(f), shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Change of Recommendation shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Merger).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (i) (A) a written, Acquisition Proposal (that (x) did not result from a breach of this Section 5.4 by the Company and (y) was not initially solicited by the Company’s Representatives) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Board of Directors of the Company determines that the failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Law; and (ii) (A) the Company provides ETP seventy-two (72) hour’s prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.4(b), (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with ETP during such seventy-two (72) hour period (to the extent that ETP desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by ETP, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes offered in writing by ETP were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e).

(f) Other than in connection with a Superior Offer (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation in response to an Intervening Event to the extent that (i) the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, and (ii) (A) the Company provides ETP seventy-two (72) hour’s prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with ETP during such seventy-two (72) hour period (to the extent that ETP desires to negotiate) to make such revisions to the terms of this Agreement as would not permit the Board of Directors to make a Change of Recommendation pursuant to this Section 5.4(f), and (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by ETP, and following such seventy-two (72) hour period, shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the Board of Directors’ fiduciary duties under applicable Law would continue to require a Change of Recommendation with respect to an Intervening Event.

(g) Notwithstanding anything to the contrary in this Section 5.4, with respect to Susser MLP and its Subsidiaries, the Company’s obligations under this Section 5.4 to take an action or not to take an action shall only apply to the extent permitted by the organizational documents of Susser MLP and its Subsidiaries and to the extent permitted by applicable Law.

(h) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company, Susser MLP or the Board of Directors of the Company or the Board of Directors of Susser MLP GP from taking and disclosing to its equityholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of the Company.

(i) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, received from or made public by a third party (other than an offer or proposal by any ETP Party, HHI, Merger Sub or their respective affiliates) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than any ETP Party, HHI, Merger Sub or their respective affiliates, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries (which for purposes of this definition shall specifically include Susser MLP) equal to twenty-five percent (25%) or more of the Company’s consolidated assets (based on their fair market value thereof) or to which twenty-five percent (25%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, and (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) twenty-five percent (25%) or more of any class of equity securities of the Company entitled to vote with respect to the adoption of this Agreement; and

(iii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors as of the date of this Agreement (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Company’s Board of Directors as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving ETP or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: (i) generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate; or (ii) resulting from or arising out of (a) any changes or developments in the industries in which ETP or any of its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities or for ETP’s raw material inputs and end products, (c)

the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of ETP or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (e) any failure by ETP to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure), or (f) any changes in the unit price or trading volume of the ETP Common Units or in ETP’s credit rating (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting ETP and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ETP and its Subsidiaries operate; and

(iv) “Superior Offer” means a written Acquisition Proposal to acquire at least (A) seventy-five percent (75%) of the equity securities of the Company or (B) seventy-five percent (75%) of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in either case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated and (ii) more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by ETP to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Board of Directors of the Company, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Board of Directors may consider in the exercise of its fiduciary duties).

Section 5.5 Filings; Other Actions. (a) As promptly as reasonably practicable following the date of this Agreement, ETP and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of ETP and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. ETP shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by ETP or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. ETP or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to ETP or the Company, or any of their respective affiliates, officers or directors, is discovered by ETP or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, (i) through its Board of Directors, recommend that its stockholders adopt this Agreement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. In the case of a Change of Recommendation, the Company will continue to request and accept proxies from its stockholders, whether for or against the adoption of this Agreement. For the avoidance of doubt, unless this Agreement has been terminated pursuant to the terms hereof, no Change of Recommendation shall be deemed to relieve the Company of its obligations set forth in this Section 5.5, other than the Company’s obligation set forth in the second sentence of this Section 5.5(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company may, in consultation with ETP, postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.4(e) or 5.4(f) and the time periods contemplated by the Section under which such notice has been delivered have not expired.

Section 5.6 Equity-Based Awards. (a) Each option to purchase Shares (other than an option granted pursuant to the Company ESPP) (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Equity Award Consideration over the exercise price per Share subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five business days following the Effective Time.

(b) Each award of restricted stock units (other than 2014 LTIP Units) that corresponds to Shares and that is outstanding as of the date hereof (each, a “Company RSU Award”), whether vested or unvested, that is also outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the total number of restricted stock units subject to such Company RSU Award immediately prior to the Effective Time (assuming the satisfaction of any applicable performance criteria at 100% of target level) multiplied by (ii) the Equity Award Consideration. The Surviving Corporation shall pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence (together with any dividend equivalents corresponding to Company RSU Awards that vest in accordance with this Section 5.6(b)), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five business days following the Effective Time.

(c) Each award of restricted Shares that is outstanding as of the date hereof that is also outstanding and unvested immediately prior to the Effective Time (the “Restricted Shares” and, together with the Company Options and Company RSU Awards, the “Company Equity Awards”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and the restrictions with respect thereto shall lapse, and each share of Company Common Stock subject to such grant of Restricted Shares shall be converted into cash, Common Units or a combination of cash and Common Units in accordance with Section 2.1, depending on whether the holder of such Restricted Shares makes a Mixed Election, Cash Election or a Common Unit Election and subject to the terms and conditions of Section 2.1. Unless the holder of such Restricted Shares shall have remitted to the Company the amount required to be withheld with respect to the vesting and lapse of restrictions on the Restricted Shares under the Code or any provision of state, local or foreign Tax Law, the consideration to be received by such holder pursuant to Section 2.1 shall be reduced by the amount required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares. Such reduction shall come first from the cash portion of the consideration payable to the holder of the Restricted Shares under Section 2.1, if any, and if there is no cash portion of such consideration or if the cash portion is not sufficient to satisfy the amount required to be deducted and withheld with respect to vesting and lapse of such restrictions on the Restricted Shares, then the number of Common Units to be received by the holder of such Restricted Shares pursuant to Section 2.1 shall be reduced by a number of Common Units (rounded up to the nearest whole unit with cash payable in respect of the resulting fractional unit) equal to (i) the amount (or additional amount, as the case may be) required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares divided by (ii) the closing price of one Common Unit on the New York Stock Exchange on the day prior to the Closing Date, as reflected in the Wall Street Journal.

(d) Each award of restricted Shares that is granted under the Company’s 2013 Equity Incentive Plan (the “Company 2013 EIP”) after the date hereof as permitted under Section 5.1(b) and that remains outstanding and unvested as of immediately prior to the Effective Time (each, a “Post-Signing Restricted Share”) shall be converted as of the Effective Time into (i) a restricted unit award (an “Adjusted Restricted Unit”), with the same terms and conditions as were applicable to such Post-Signing Restricted Share immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Restricted Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, (A) in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Post-Signing Restricted Share, the payment shall instead be made at the time specified in the Company 2013 EIP and related award document and (B) the Adjusted Restricted Unit shall vest without regard to the satisfaction of any performance criteria in accordance with the terms set forth in Section 5.1(b) of the Company Disclosure Schedule).

(e) Each award of restricted stock units that corresponds to Shares that is granted under the Company 2013 EIP after the date hereof as permitted under Section 5.1(b) and that remains outstanding or payable as of immediately prior to the Effective Time (each, a “Post-Signing Restricted Unit”) shall be converted as of the Effective Time into (i) a phantom unit award (an “Adjusted Phantom Unit”), with the same terms and conditions as were applicable to such Post-Signing Restricted Unit immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Phantom Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, (A) in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Post-Signing Restricted Unit, the payment shall instead be made at the time specified in the Company 2013 EIP and related award document and (B) the Adjusted Phantom Unit shall vest in accordance with the terms set forth in Section 5.1(b) of the Company Disclosure Schedule).

(f) Each award of restricted stock units that corresponds to Shares that were granted under the Company 2013 EIP in 2014 prior to the date of this Agreement and that are specified on Section 5.6(f) of the Company Disclosure Schedule (each, a “2014 LTIP Unit”) shall be converted as of the Effective Time into (i) an Adjusted Phantom Unit, with the same terms and conditions as were applicable to such 2014 LTIP Unit immediately prior to the Effective Time, covering the number of Common Units, rounded down to the nearest whole Common Unit, determined by multiplying the number of Shares subject to such 2014 LTIP Unit award immediately prior to the Effective Time (assuming satisfaction of any applicable performance criteria at 100% of target level) by the Equity Award Exchange Ratio and (ii) cash in lieu of any fractional Adjusted Phantom Unit lost to such rounding in the amount set forth in Section 2.1(d), which cash shall be payable as soon as reasonably practicable (but in no event later than five business days) following the Effective Time (provided, however, in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a 2014 LTIP Unit, the payment shall instead be made at the time specified in the Company 2013 EIP). Such Adjusted Phantom Unit shall vest on January 2, 2015, provided that the holder thereof remains in continuous employment by the Surviving Corporation or its Subsidiaries through such date (or, if earlier, to the extent provided in a grantee’s employment agreement or the applicable 2014 LTIP Unit award agreement, upon the grantee’s termination of employment by the Surviving Corporation without “cause” or resignation for “good reason” or due to a “constructive termination” prior to such date) and shall be settled by the delivery of Common Units (net of applicable tax withholdings, which may be effected through the withholding of Common Units if elected by the grantee) on January 2, 2015 (or, if earlier, promptly following vesting).

(g) The then-current offering period under the Susser Holdings Corporation 2008 Employee Stock Purchase Plan (the “Company ESPP”) shall terminate immediately prior to the Effective Time, with each participant in the Company ESPP at such time being entitled to receive from the Surviving Corporation an amount, in cash, equal to the product of (i) the Equity Award Consideration multiplied by (ii) the number of Shares such participant would have been able to purchase with the balance of his or her payroll account under the Company ESPP if the Closing Date had been the applicable “purchase date” under the Company ESPP for the then-current offering period, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five business days following the Effective Time. Each participant in the Company ESPP described in the preceding sentence shall have no further rights or benefits under the Company ESPP other than as described in the preceding sentence.

(h) For purposes of this Section 5.6, (i) “Equity Award Consideration” means the closing price of one Share on the New York Stock Exchange on the trading day prior to the Closing Date, as reflected in the Wall Street Journal, and (ii) “Equity Award Exchange Ratio” means the number equal to the quotient obtained by dividing (A) the Equity Award Consideration by (B) the closing price of one Common Unit on the New York Stock Exchange on the trading day prior to the Closing Date, as reflected in the Wall Street Journal.

(i) Prior to the Effective Time, the Company shall take all actions necessary (including, for the avoidance of doubt, adopting any necessary amendments or obtaining any required consents) to effectuate the treatment of the Company Equity Awards, Post-Signing

Restricted Shares, Post-Signing Restricted Units, 2014 LTIP Units and awards pursuant to the Company ESPP contemplated by this Section 5.6 and to ensure that neither any holder of a Company Equity Award, a Post-Signing Restricted Share, a Post-Signing Restricted Unit or a 2014 LTIP Unit nor any other participant in any equity plan maintained by the Company or the Company ESPP shall have any right thereunder to acquire any securities of the Company or the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under any Company equity plan or the Company ESPP.

(j) ETP shall take all actions reasonably necessary to reserve for issuance a sufficient number of Common Units for delivery upon issuance of the Adjusted Restricted Units and settlement of the Adjusted Phantom Units in accordance with this Section 5.6. As soon as reasonably practicable after the Effective Time, ETP shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Common Units subject to Adjusted Restricted Units and Adjusted Phantom Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Restricted Units and/or Adjusted Phantom Units remain outstanding.

Section 5.7 Employee Matters. (a) From and after the Effective Time, subject to Section 5.6(f), ETP shall or shall cause the Surviving Corporation or its Subsidiaries, as applicable, to honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time. Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to provide to each of the individuals employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Current Employees”) (i) base compensation and target cash bonus opportunity that, in each case, is no less favorable than was provided to the Current Employee immediately before the Effective Time, and (ii) all other compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (A) provided to such Current Employee immediately prior to the Effective Time (excluding equity-based compensation), or (B) provided to similarly situated employees of Parent and its Subsidiaries (excluding equity-based compensation). Notwithstanding any other provision of this Agreement to the contrary, (x) ETP shall or shall cause the Surviving Corporation to provide each Current Employee whose employment terminates during the one-year period following the Effective Time (or such longer period required by an applicable Company Benefit Plan) under circumstances that would cause such Current Employee to receive severance payments and benefits under an applicable Company Benefit Plan with severance payments and benefits at levels and in amounts no less favorable than the levels and amounts in effect under the applicable Company Benefit Plan immediately prior to the Effective Time, and (y) during such one-year period following the Effective Time (or such longer period required by an Company Benefit Plan), severance benefits offered to each Current Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid to such Current Employee.

(b) For all purposes (including vesting and eligibility to participate and level of benefits but not for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of ETP and its Subsidiaries providing benefits to any Current Employees after the Effective Time (the “New Plans”), each Current Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Current Employee was entitled, before the Effective Time, to credit for such service for such purpose under any similar Company Benefit Plan in which such Current Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Current Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Current Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Current Employee, ETP shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and ETP shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, including bonus, cash or equity-based incentive, deferred compensation, equity purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependent or beneficiary thereof.

(c) ETP hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d) If requested by ETP, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”) and (ii) fully vest each Current Employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the

Company shall provide Parent with executed resolutions of the Company’s or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take and/or cause its Subsidiaries to take such other actions in furtherance of the termination of each Company 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each Company 401(k) Plan following the ERISA Effective Date. In addition, unless otherwise determined by Parent, the Company shall take such actions as may be necessary to eliminate, as of no later than immediately prior to the Effective Time, from any Company 401(k) Plan, any investment fund, election or alternative that provides for an investment directly or indirectly in shares of Company Common Stock or that provides for payments to be made to a participant by reference to the value of Company Common Stock.

(e) In the event of the termination, pursuant to Section 5.7(d), of any Company 401(k) Plan (each such terminated Company 401(k) Plan, a “Terminated Company 401(k) Plan”), Parent or its applicable Subsidiary shall cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its applicable Subsidiary (a “Parent 401(k) Plan”) to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and its Subsidiaries with respect to such individuals’ account balances (including loans) under such Terminated Company 401(k) Plan, if elected by any such individuals. The rollovers described herein shall comply with applicable Law, and Parent and its Subsidiaries shall make all filings and take any actions required of such party under applicable Law in connection therewith. Current and former employees of the Company and its Subsidiaries who are participants in a Terminated Company 401(k) Plan immediately prior to the Effective Time shall be eligible immediately as of the Effective Time to participate in a Parent 401(k) Plan.

(f) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of ETP, Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement (including any Benefit Plan of the ETP Parties or their Subsidiaries) for any purpose.

(g) No later than the ERISA Effective Date, the Company shall cause the Company ESPP to be terminated effective as of the Effective Time. On or before the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Company’s Board of Directors authorizing such termination.

(h) Each Current Employee who participates in the Company’s employee bonus plan shall be eligible to receive a pro-rata cash bonus in respect of the calendar year in which the Effective Time occurs based on performance at 100% of target level, for the portion of the calendar year in which the Effective Time occurs commencing January 1 through and including the date on which the Effective Time occurs (the “Pro Rata Bonus”). Payment of the Pro Rata Bonus shall be subject to the Current Employee remaining employed by the Company or any of its Subsidiaries for 90 days following the Effective Time (or, if earlier, until March 15 of the year following the year in which the Effective Time occurs), and shall be payable on the payroll date next-following 90 days after the Effective Time (but in no event later than March 15 of the year following the year in which the Effective Time occurs); provided, however, that if a Current Employee’s employment is terminated by the Company or a Subsidiary without “cause” (as reasonably determined by the Company) or by the Current Employee for “good reason” (which, for this purpose shall mean (a) a reduction in the Current Employee’s base compensation or (b) a relocation of such Current Employee’s principal place of employment by more than 50 miles) prior to the scheduled payment date, the Pro Rata Bonus shall be paid to the Current Employee promptly following his or her termination of employment (and in no event later than March 15 of the year following the year in which the Effective Time occurs). For the avoidance of doubt, each Current Employee who is bonus-eligible shall be eligible (subject to applicable employment and performance conditions) to receive a bonus for the period from the Effective Time through December 31 of the year in which the Effective Time occurs equal to the total bonus otherwise payable to such Current Employee for the year in which the Effective Date occurs less the Pro Rata Bonus paid to such Current Employee.

Section 5.8 Regulatory Approvals; Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and shall cause its Subsidiaries to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the ETP Approvals, from Governmental Entities and the making of all necessary registrations, notifications and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as reasonably practicable, (ii) obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, ETP and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the ETP Parties shall (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or the ETP Parties, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any material to any Governmental Entity (or members of their respective staffs), the Company and the ETP Parties shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and the ETP Parties agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) In furtherance and not in limitation of the foregoing, each of the ETP Parties, HHI, Merger Sub and the Company shall use their best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable); (ii) ensuring the prompt expiration or termination of any applicable waiting period and clearance or approval by any such relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions; and (iii) assisting and cooperating with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions, under any applicable Regulatory Law with each relevant Governmental Entity.

(d) The ETP Parties agree to take, or cause to be taken (including by their Subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the ETP Parties or the Company (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or the ETP Parties or their respective Subsidiaries and (z) otherwise taking or committing to take any action that after the Closing would limit the ETP Parties’ freedom of action with respect to, or their ability to retain or hold, one or more of their or their Subsidiaries’ (including the Company’s or its Subsidiaries’) businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the Merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Merger or delay the Closing beyond the End Date; provided that any sale, divestiture or disposition of any material businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries may, at the discretion of the Company, be conditioned upon consummation of the Merger.

(e) The ETP Parties and the Company shall not take, and shall cause each of their respective Subsidiaries not to take, any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary consent of any Governmental Entity under any Regulatory Law or the expiration of the required waiting period under any Regulatory Law.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied in all respects with its obligations under this Agreement, including this Section 5.8.

(g) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and other regulatory laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and ETP shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, ETP and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The ETP Parties and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11 Indemnification and Insurance. (a) ETP and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, ETP and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s articles of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, ETP shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) ETP and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, ETP shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that ETP shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, ETP shall have no further obligations under this Section 5.11(c).

(d) ETP shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) In the event ETP, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of ETP or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.11. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

(g) The obligations of ETP and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against ETP and the Surviving Corporation and their respective successors and assigns.

Section 5.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the ETP Parties or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and the ETP Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.14 Section 16 Matters. Prior to the Effective Time, ETP and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to ETP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Federal Income Tax Treatment. The parties to this Agreement intend (a) that the exchange of Company Common Stock for Common Units pursuant to the Merger qualify as an exchange to which Section 721(a) of the Code applies and (b) that the distribution in the Post-Closing Transactions by ETP Holdco Corporation of the Susser MLP IDRs and the limited liability company interests in Susser MLP GP be treated as a dividend (and not a taxable disposition of any Surviving Corporation stock) and agree to file all federal (and, to the extent applicable, state and local) income Tax Returns in a manner consistent with such qualification and treatment.

Section 5.16 NYSE Listing. ETP shall cause the Common Units to be issued in the Merger and such other Common Units to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Financing Assistance. (a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent, ETP or any of their respective Subsidiaries in connection with the Merger or otherwise, in each case as may be reasonably requested by ETP, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable request (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data readily available and relating to the Company and its Subsidiaries reasonably requested by ETP, Merger Sub or their Representatives as may be reasonably necessary to consummate any such financing; (iii) provide reasonable direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent or ETP’s auditors, as applicable, in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available senior management of the Company and its Subsidiaries to provide reasonable assistance with Parent’s or ETP’s or their respective Subsidiaries’ preparation of business projections, financing documents, pro forma financial information, pro forma financial statements and offer materials; (v) obtain the cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions and other services; (vi) provide information, documents, authorization letters, opinions and certificates, enter into agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with the financing or necessary or desirable to permit Parent or ETP or their respective Subsidiaries’ to fulfill conditions or obligations under the financing documents, provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by ETP; (viii) permit Parent’s or ETP’s or their respective Subsidiaries’ reasonable use of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use),

(ix) participate in a reasonable number of meetings and presentations with prospective lenders and investors, as applicable (including the participation in such meetings of the Company’s senior management) and (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals.

(b) Notwithstanding anything in this Section 5.17 to the contrary, in fulfilling its obligations pursuant to this Section 5.17, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) ETP shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. ETP shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives).

(c) Upon the reasonable request of ETP, the Company shall use commercially reasonable efforts to amend the Susser MLP Credit Agreement prior to the Closing Date to permit the Merger and the other transactions contemplated hereby, shall consult with the ETP Parties on the terms of such amendment and shall reasonably cooperate to implement any additional amendments to the Susser MLP Credit Agreement that may be deemed reasonably necessary or beneficial by the ETP Parties; it being understood that the execution of an amendment to the Susser MLP Credit Agreement shall not be a condition to any party’s obligation to effect the Merger. “Susser MLP Credit Agreement” means, collectively, (a) the Revolving Credit Agreement among Susser MLP, as borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, dated September 25, 2012 (the “Susser MLP Revolving Credit Agreement”), and (b) the Term Loan and Security Agreement between Susser MLP, as Borrower, and Bank of America, NA., as Lender, dated September 25, 2012.

Section 5.18 Obligations of HHI, Merger Sub, the Surviving Corporation and Parent. (a) Parent and ETP shall take all action necessary to cause HHI, Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

(b) Parent shall execute the Partnership Agreement Amendment as of immediately prior to the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect that prohibits the consummation of any of the Merger.

(c) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of ETP and Merger Sub set forth in (i) this Agreement (other than in Sections 4.2(a), 4.2(g), 4.10(b) and 4.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” ETP Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have an ETP Material Adverse Effect, (ii) Sections 4.2(a) and 4.2(g) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Sections 4.10(b) and 4.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) ETP shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) ETP shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Common Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) ETP shall have received the following written opinions, on the basis of assumptions, representations and warranties set forth or referred to in such opinions, dated as of the Closing Date, in form and substance reasonably acceptable to the Company and upon which the Company and its counsel shall expressly be entitled to rely: (i) an opinion from Bingham McCutchen LLP to the effect that, for U.S. federal income tax purposes, ETP should not be treated as an investment company for purposes of Section 721(b) of the Code, and (ii) an opinion from Vinson & Elkins L.L.P. to the effect that for U.S. federal income tax purposes, at least 90% of the gross income of ETP for the most recent four complete calendar quarters ending before the Effective Time for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and ETP is treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Code. In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP, Merger Sub or others reasonably requested by such counsel.

(f) The Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP, on the basis of assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the exchange of Company Common Stock for Common Units pursuant to the Merger should qualify as an exchange to which Section 721(a) of the Code applies. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of ETP, Merger Sub, the Company or others reasonably requested by such counsel and on the opinions described in Section 6.2(e).

(g) Parent shall have executed and delivered to the Company the Partnership Agreement Amendment substantially in the form set forth in Annex A to this Agreement (the “Partnership Agreement Amendment”), with such Partnership Agreement Amendment to be effective as of the Effective Time.

Section 6.3 Conditions to Obligation of ETP to Effect the Merger. The obligation of ETP to effect the Merger is further subject to the fulfillment (or the waiver by ETP, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 3.2(a), 3.2(f), 3.10(b) and 3.10(c)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Sections 3.2(a) and 3.2(f) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any immaterial inaccuracies, and (iii) Sections 3.10(b) and 3.10(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to ETP a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor ETP may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful or intentional material breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided in Section 7.1(g) or 7.1(h)):

(a) by the mutual written consent of the Company and ETP;

(b) by either the Company or ETP, if the Merger shall not have been consummated on or prior to November 30, 2014 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either ETP or the Company from time to time by written notice to the other party up to a date not beyond January 31, 2015, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if (i) the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.5;

(c) by either the Company or ETP, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or ETP, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if ETP or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, ETP does not cure such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by ETP, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not cure such breach or failure within 30 day after receiving written notice from ETP describing such breach or failure in reasonable detail (provided that ETP is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by ETP, prior to the Company Stockholder Approval (i) in the event of a Change of Recommendation, whether or not permitted by Section 5.4, or (ii) if the Company shall have willfully or intentionally breached any of its obligations under Section 5.4 or Section 5.5, other than in the case where (A) such willful or intentional breach is a result of an isolated action by a person that is a Representative of the Company (other than a director or senior officer of the Company), (B) such willful or intentional breach was not caused by, or within the actual knowledge of, the Company, (C) the Company takes reasonably appropriate actions to remedy such willful or intentional breach reasonably promptly upon discovery thereof and (D) ETP is not significantly harmed as a result thereof; and

(h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied in all material respects with its obligations under Section 5.4 (except for the obligations under Section 5.4(e), with which the Company shall have complied in all respects), in order to enter into a definitive agreement with respect to a Superior Offer (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(h)); provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to ETP the Breakup Fee in accordance with Section 7.3(a).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or ETP to the other except as provided in Section 7.3 and, subject to Section 7.3(g), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses. (a) If this Agreement is terminated by the Company pursuant to Section 7.1(h), then the Company shall pay to ETP the Breakup Fee by wire transfer of same day federal funds to the account specified by ETP upon termination of this Agreement, and as a condition to the effectiveness of such termination.

(b) If this Agreement is terminated by ETP pursuant to Section 7.1(g), then the Company shall pay to ETP, within three (3) business days after the date of termination, the Breakup Fee by wire transfer of same day federal funds to the account specified by ETP.

(c) If (x) this Agreement is terminated by the Company or ETP pursuant to Section 7.1(d) and (y) prior to the Company Stockholders’ Meeting, any person (other than ETE, Parent, ETP, Merger Sub or any of their respective affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of the Company and not have been withdrawn at least ten business days prior to the Company Stockholders’ Meeting, and (y) within twelve months after such termination of this Agreement the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to ETP an amount equal to the Breakup Fee, by wire transfer of same day federal funds to the account specified by ETP, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(d) If this Agreement is terminated by ETP pursuant to Section 7.1(f) and an Acquisition Proposal shall have been made for the Company on or prior to the Termination Date, whether or not publicly announced or publicly disclosed, then (i) the Company shall pay to ETP the ETP Expenses, by wire transfer of same day federal funds to the account specified by ETP within three (3) business days following the termination, and (ii) if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to ETP an amount equal to the Breakup Fee less any ETP Expenses paid by the Company pursuant to this Section 7.3(d), by wire transfer of same day federal funds to the account specified by ETP, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction.

(e) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty-five percent (25%) shall be changed to seventy-five percent (75%).

(f) As used in this Agreement, “ETP Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the ETP Parties and ETE to any unaffiliated third-party in connection with the Merger and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the ETP Expenses exceed $10 million.

(g) As used in this Agreement, “Breakup Fee” means $68 million.

(h) Upon payment of the Breakup Fee and/or the ETP Expenses, as applicable, to ETP pursuant to Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to ETP or its unitholders; provided that nothing herein shall release any party from liability arising out of or the result of fraud or a willful or intentional breach of this Agreement. The parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay to ETP interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Form S-4 (including applicable SEC filing fees) shall be borne equally by ETP and the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent, ETP or Merger Sub:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Facsimile:    (214) 981-0706

Attention:     Thomas P. Mason, Senior Vice President, General

   Counsel and Secretary

Email:          Tom.Mason@energytransfer.com

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Facsimile:    (713) 615-5650

Attention:     W. Matthew Strock, Esq.

  Lande A. Spottswood, Esq.

Email:           mstrock@velaw.com

  lspottswood@velaw.com

To ETE:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Facsimile:     (214) 981-0706

Attention:     Jamie Welch.

   Group Chief Financial Officer and Head of Business

   Development

Email:          Jamie.Welch@energytransfer.com

To the Company:

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Facsimile:     (361) 884-2494

Attention:     E.V. Bonner, Jr.

  Executive Vice President,

Secretary and General Counsel

Email:           EBonner@susser.com

with copies to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201-6912

Facsimile:     (214) 571-2980

Attention:     Jay Tabor, Esq.

Email:           jtabor@gibsondunn.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that (i) Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a wholly owned direct or indirect Subsidiary of ETP without the prior written consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder and (ii) ETP may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect subsidiaries of ETP without the prior written consent of the Company. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, ETP, Parent and Merger Sub (and, if such amendment would (i) expand the obligations of ETE under this Agreement or the Partnership Agreement Amendment or (ii) amend any provision of Section 5.2(b)(iv)(E) or Article VIII in a manner that would apply to ETE, also in writing and signed by ETE) or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of ETP, Parent, HHI, Merger Sub, ETE and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the provisions of Section 5.11 and (ii) the right of the Company’s stockholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (or equivalent) on the date hereof (excluding Regency Energy Partners LP, a Delaware limited partnership, or any of its Subsidiaries). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person (excluding Regency Energy Partners LP, a Delaware limited partnership, or any of its Subsidiaries). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to ETP and its Subsidiaries, the actual knowledge, without any duty of investigation, of the individuals listed in Section 8.15(a) of the ETP Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, without any duty of investigation, of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Susser Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of April 3, 2013, among the Company, Susser Holdings, L.L.C. and the Lenders party thereto.

(ii) “willful or intentional breach” means a material breach, or failure to perform, that is the consequence of an act or omission with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(iii) “ETP Leased Real Property” means property subject to a lease, sublease or other agreement under which ETP or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of ETP or any of its Subsidiaries are conducted).

(iv) “ETP Owned Real Property” means each material real property (and each real property at which material operations of ETP or any of its Subsidiaries are conducted) owned by ETP or any Subsidiary, other than ETP Leased Real Property and Rights-of-Way.

(c) Definitions Appearing Elsewhere. Each of the following terms is defined in the section of this Agreement set forth opposite such term:

2014 LTIP Unit	Section 5.6(f)
Acquisition Proposal	Section 5.4(i)(i)
Acquisition Transaction	Section 7.3(e), Section 5.4(i)(ii)
Action	Section 5.11(b)
Additional Transactions	Section 1.1(c)
Adjusted Phantom Unit	Section 5.6(e)
Adjusted Restricted Unit	Section 5.6(d)
affiliates	Section 8.15(a)
Agreement	Preamble
Available Cash Election Amount	Section 2.1(a)(ii)
Benefit Plans	Section 5.7(b)
Breakup Fee	Section 7.3(g)
business day	Section 8.15(a)
Cancelled Shares	Section 2.1(b)(i)
Cash Election	Section 2.1(a)(ii)
Cash Election Amount	Section 2.1(a)(ii)
Cash Election Consideration	Section 2.1(a)(ii)
Cash Election Share	Section 2.1(a)(ii)
Cash Fraction	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Change of Recommendation	Section 5.4(d)

Class E Units	Section 4.2(a)
Class G Units	Section 4.2(a)
Class H Units	Section 4.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Common Unit Election	Section 2.1(a)(iii)
Common Unit Election Consideration	Section 2.1(a)(iii)
Common Unit Election Share	Section 2.1(a)(iii)
Common Units	Section 2.1(a)(i)
Company	Preamble
Company 2013 EIP	Section 5.6(d)
Company 2014 Budget	Section 5.1(b)(E)
Company 401(k) Plan	Section 5.7(d)
Company Approvals	Section 3.3(b)
Company Balance Sheet Date	Section 3.6
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Equity Awards	Section 5.6(c)
Company ESPP	Section 5.6(g)
Company Intellectual Property	Section 3.15(a)
Company Leased Real Property	Section 3.16(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Contracts	Section 3.19(a)
Company Option	Section 5.6(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.2(i)
Company Preferred Stock	Section 3.2(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company RSU Award	Section 5.6(b)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.3(a)
Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 3.19(a)
control	Section 8.15(a)
controlled by	Section 8.15(a)
Current Employees	Section 5.7(a)
Delaware LLC Act	Section 3.2(e)
Delaware LP Act	Section 3.2(e)
DGCL	Recitals

Dissenting Shares	Section 2.1(f)
Effective Time	Section 1.3
Election Deadline	Section 2.2(b)
Election Form	Section 2.2(a)
Election Form Record Date	Section 2.2(a)
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)(i)
Equity Award Consideration	Section 5.6(h)
Equity Award Exchange Ratio	Section 5.6(h)
ERISA	Section 5.7(b)
ERISA Affiliate	Section 3.9(a)
ERISA Effective Date	Section 5.7(d)
ETE	Preamble
ETP	Preamble
ETP Acquisition Transaction	Section 5.2(b)(F)
ETP Approvals	Section 4.3(b)
ETP Balance Sheet Date	Section 4.6
ETP Benefit Plans	Section 4.9(a)
ETP Certificate of Limited Partnership	Section 4.1(c)
ETP Disclosure Schedule	Article IV
ETP Equity Plans	Section 4.2(a)
ETP Expenses	Section 7.3(f)
ETP IDRs	Section 4.2(a)
ETP Leased Real Property	Section 8.15(b)(iii)
ETP Material Adverse Effect	Section 4.1(b)
ETP Material Contracts	Section 4.16(a)
ETP Organizational Documents	Section 4.1(c)
ETP Owned Real Property	Section 8.15(b)(iv)
ETP Parties	Preamble
ETP Partnership Agreement	Section 4.1(c)
ETP Permits	Section 4.7(b)
ETP Permitted Lien	Section 4.2(h)
ETP SEC Documents	Section 4.4(a)
ETP Transaction Documents	Section 4.3(a)
Excess Shares	Section 2.1(d)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
General Partner Interest	Section 4.2(a)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 3.8(b)(iii)
HHI	Preamble
HHI Loan	Section 1.1(a)
HSR Act	Section 3.3(b)

Indemnified Party	Section 5.11(b)
Intervening Event	Section 5.4(i)(iii)
IT Assets	Section 3.15(c)
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Mailing Date	Section 2.2(a)
Maximum Amount	Section 5.11(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Mixed Consideration Election Share	Section 2.1(a)(i)
Mixed Election	Section 2.1(a)(i)
Mixed Election Consideration	Section 2.1(a)(i)
New Plans	Section 5.7(b)
No Election Shares	Section 2.2(b)
NYSE	Section 3.3(b)
Old Plans	Section 5.7(b)
Parent	Preamble
Parent 401(k) Plan	Section 5.7(e)
Parent GP	Recitals
Partnership Agreement Amendment	Section 6.2(g)
Permitted Encumbrances	Section 3.16(a)
person	Section 8.15(a)
Post-Closing Transactions	Section 1.1(c)
Post-Signing Restricted Share	Section 5.6(d)
Post-Signing Restricted Unit	Section 5.6(e)
Pre-Closing Transactions	Section 1.1(a)
Pro Rata Bonus	Section 5.7(h)
Proxy Statement/Prospectus	Section 3.12
Regulatory Law	Section 5.8(g)
Remedies Exceptions	Section 3.16(a)
Representatives	Section 5.3(a)
Restricted Shares	Section 5.6(c)
Rights-of-Way	Section 3.2(j)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Share	Section 2.1(a)
Standard Cash Consideration	Section 2.1(a)(i)
Standard Common Unit Consideration	Section 2.1(a)(i)
Stockholders’ Meeting	Section 5.5(b)
Subsidiaries	Section 8.15(a)
Subsidiary Shares	Section 2.1(b)(ii)
Sunoco MLP	Section 4.2(b)

Sunoco MLP Partnership Agreement	Section 4.2(b)
Superior Offer	Section 5.4(i)(iv)
Support Agreements	Recitals
Surviving Corporation	Section 1.1(b)
Susser Credit Agreement	Section 8.15(b)(i)
Susser MLP	Section 3.2(a)
Susser MLP Certificate of Limited Partnership	Section 3.1(c)
Susser MLP Common Units	Section 3.2(a)
Susser MLP Credit Agreement	Section 5.17(c)
Susser MLP Equity Plans	Section 3.2(a)
Susser MLP General Partner Interest	Section 3.2(a)
Susser MLP GP	Section 3.5(b)
Susser MLP IDRs	Section 3.2(a)
Susser MLP Partnership Agreement	Section 3.1(c)
Susser MLP Revolving Credit Agreement	Section 5.17(c)
Susser MLP Subordinated Units	Section 3.2(a)
Systems	Section 3.8(b)(ii)
Tax Return	Section 3.13(h)
Taxes	Section 3.13(h)
Terminated Company 401(k) Plan	Section 5.7(e)
Termination Date	Section 5.1(a)
Total Cash Consideration	Section 1.1(a)
under common control with	Section 8.15(a)
Unit Issuance	Section 4.3(a)
willful or intentional breach	Section 8.15(b)(ii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

	By:	/s/ Martin Salinas, Jr.
		Name:	Martin Salinas, Jr.
		Title:	Chief Financial Officer

DRIVE ACQUISITION CORPORATION

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

HERITAGE HOLDINGS, INC.

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

ENERGY TRANSFER PARTNERS GP, L.P.

By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President

[Signature Page to Agreement and Plan of Merger]

SUSSER HOLDINGS CORPORATION

By:	/s/ Sam L. Susser
	Name:	Sam L. Susser
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Form of Partnership Agreement Amendment

(See attached.)

[Annex A to Agreement and Plan of Merger]